EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

May 4, 2007

USEC Reports First Quarter 2007 Results

•	$39.3 million net income for first quarter 2007 compared with $34.6 million in first quarter 2006

•	As anticipated, gross profit margin falls from same quarter last year

•	2007 guidance updated

•	Initial American Centrifuges being assembled and installed for Lead Cascade; operations expected in mid-2007

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported net income of $39.3 million or 45 cents per share in the first quarter ended March 31, 2007 compared to $34.6 million or 40 cents per share in the same quarter of 2006. Pro forma net income before American Centrifuge expenses was $61.0 million in the first quarter of 2007, compared to $47.3 million in the same period last year.

The improved year-over-year financial results reflect the impact of approximately $16.9 million of non-cash reversals of prior income tax-related accruals. The gross profit margin fell to 15.7 percent from 25.5 percent in the same quarter last year, as higher revenue in 2007 was offset by the increasing impact of higher electric power costs and higher purchase costs from Russia.

“In line with the guidance we have been providing since last summer, USEC’s gross profit margin declined substantially in the first quarter as the higher cost of electric power for the Paducah plant works through our SWU inventory,” said John K. Welch, president and chief executive officer.

“Spending on American Centrifuge was higher, reflecting our work to prepare the Piketon facility for commercial plant construction and to assemble and install the first American Centrifuge machines that will make up the Lead Cascade. We are on track to begin Lead Cascade operations in mid-2007 and meet our revised performance milestone with the Department of Energy,” he added.

USEC currently expenses most of its spending related to the American Centrifuge, which directly reduces net income. To help investors evaluate the impact of these adjustments to current business results, USEC is reporting a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. A table reconciling this measure to net income is included in this news release.

Revenue

Revenue for the first quarter was $465.0 million, an increase of $103.7 million over the same period in 2006. Revenue from the sales of SWU was $405.0 million, compared to $234.0 million in the first quarter of 2006. The $171.0 million improvement reflects a 56 percent increase in volume of separative work units (SWU) sold and an 11 percent increase in average prices billed to customers. Uranium revenue was $15.8 million compared to $75.8 million last year, reflecting a limited number of deliveries this year. Revenue from our U.S. government contracts segment was $44.2 million compared to $51.5 million in the prior year, reflecting reduced DOE and other contract work, and lower revenue from subsidiary NAC International.

At March 31, 2007, deferred revenue amounted to $146.2 million, with a deferred gross profit of $73.6 million compared to deferred revenue at year-end 2006 of $129.4 million with a deferred gross profit of $51.0 million. In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales in the first quarter for SWU and uranium was $353.2 million, an increase of $127.5 million or 56 percent due to an increase in SWU sales volume and SWU and uranium unit costs. Cost of sales for SWU reflects monthly moving average inventory costs based on production and purchase costs. The unit cost of sales per SWU during the quarter was 8 percent higher than the year before, reflecting a 44 percent increase in production costs per SWU due to higher power costs and higher purchase prices paid to Russia. Purchase prices paid to Russia are set by a market-based pricing formula and have increased as market prices have increased in recent years. Cost of sales for U.S. government contracts was $38.6 million, a reduction of $5.0 million or 11 percent compared to the same quarter last year.

Our cost of sales increased during the first quarter and will continue to increase during 2007 as a result of a greater than 50 percent increase in the price USEC pays for electric power used by the gaseous diffusion plant in Paducah, Kentucky. The cost of electric power increased $55.4 million compared to the first quarter of 2006. The higher prices went into effect in June 2006 as part of a one-year pricing agreement signed with the Tennessee Valley Authority (TVA), which supplies all of the power for the Paducah plant. The impact of this increase is only now being fully realized and increased power prices will put significant pressure on our gross profit margin this year and beyond. USEC is currently negotiating with TVA regarding power prices beyond May 31, 2007. The Company is looking to moderate the previous price increase and contract for additional power. We are also discussing the possibility of a multi-year agreement to provide additional stability. However, USEC may not achieve these desired results, and regardless of what we are able to negotiate, we expect the high cost of power to continue to adversely affect the gross profit margin until the American Centrifuge Plant is complete.

The gross profit for the first quarter 2007 was $73.2 million, a decline of $18.8 million or 20 percent over the same period in 2006. The gross profit margin for the quarter was 15.7 percent compared to 25.5 percent in the same period last year. USEC expects the gross margin to decline further as the year progresses due to higher electric power costs and a decrease in uranium volume sold.

Selling, general and administrative (SG&A) expenses totaled $12.5 million, an increase of $0.8 million over first quarter 2006. In the 2006 period, there was a credit for a change in a long-term incentive compensation program, partially offset by higher expense for leased office space that USEC ceased using at that time.

Advanced technology expenses, primarily related to the demonstration of the American Centrifuge technology, were $33.7 million in the first quarter, an increase of $13.9 million compared to the same period of 2006. The first quarter 2007 results of operations include an out-of-period adjustment that decreased advanced technology costs by approximately $3.0 million attributed to a vendor refund. Spending by NAC on its spent fuel storage technology is included in the total and was $0.3 million in both periods. In addition, $13.5 million in spending related to the commercial American Centrifuge Plant was capitalized in the quarter, compared to $5.6 million capitalized in the first quarter of 2006.

Cash Flow

At March 31, 2007, USEC had a cash balance of $238.6 million, compared to $171.4 million at December 31, 2006 and $21.6 million at March 31, 2006. Cash flow from operations in the first quarter generated $87.5 million, compared to $37.1 million in the corresponding period in 2006. The $50.4 million difference was primarily due to timing of payments to Russia under the Megatons to Megawatts program and higher customer collections where revenue and earnings are deferred until delivery.

Capital expenditures totaled $16.1 million for the first quarter, compared to $7.5 million for the corresponding period of 2006. The majority of capital expenditures were related to the American Centrifuge project, as noted above.

2007 Outlook Update

USEC has updated its earnings guidance for 2007 to reflect the impacts of approximately $16.9 million of non-cash reversals of prior income tax-related accruals. The Company now expects net income to be approximately breakeven for the full year based on these reversals. The Company reiterates its previous guidance provided in its Form 10-K for cash flow from operations in 2007 of negative $65 to $75 million. The Company also reiterates its previous guidance for revenue, cost of sales, gross profit margin and American Centrifuge spending. The prior guidance contained a number of assumptions and uncertainties that could affect results positively or negatively, and those factors are also reiterated.

American Centrifuge Update

USEC continues to make progress in its demonstration and deployment of the American Centrifuge technology. In recent months:

•	The U.S. Nuclear Regulatory Commission issued a construction and operating license for the American Centrifuge Plant on April 13, 2007. The license is for a 30-year period and allows us to begin construction on the commercial plant that we anticipate will provide about 3.8 million SWU of production based on current estimates of machine output and plant availability. The American Centrifuge technology is modular by design and plant output can be expanded. The NRC’s May 2006 Environmental Impact Statement evaluated the modular expansion of the plant to about double its currently planned production capability.

•	The Lead Cascade of American Centrifuge machines is currently being assembled and installed at the plant in Piketon, Ohio. The Lead Cascade is the first group of centrifuges working together to enrich uranium to commercial grade concentration of U235. The Lead Cascade is expected to be operational in mid-2007.

•	In March 2007, DOE accepted our proposal that completion dates for two project milestones be rescheduled. The October 2006 milestone related to Lead Cascade operations has been revised to: October 2007 – Lead Cascade operational and generating product assay in a range usable by commercial nuclear power plants. The January 2007 milestone requiring us to have secured a financing commitment for a 1 million SWU centrifuge plant has been rescheduled to January 2008. Under our revised deployment schedule, we are working toward beginning commercial plant operations of the American Centrifuge Plant in late-2009 and having approximately 11,500 machines deployed in 2012, which we expect to operate at a production rate of about 3.8 million SWU per year based on our current estimates of machine output and plant availability. This revised schedule is about a year later than the schedule established by the milestones contained in the DOE-USEC Agreement and USEC anticipates reaching agreement with DOE regarding these milestones at a later date.

•	The Company is working to obtain some form of investment or other participation by a third party and/or the U.S. government to raise the capital needed to finance construction of the American Centrifuge Plant. Our target estimate for the cost of deployment of the American Centrifuge Plant is $2.3 billion in nominal dollars, including amounts already spent and not including costs of financing or a reserve for general contingencies. We expect to spend approximately $340 million on the project in 2007. The rate of planned investment will increase substantially after 2007 under our deployment schedule, with spending in 2008 currently projected to be about double the level of 2007.

•	USEC has been discussing with DOE the potential for USEC to re-enrich uranium contained in cylinders of depleted uranium, also known as “tails.” These tails have relatively high assays of U235 content and were generated by the U.S. government when it operated gaseous diffusion plants in Kentucky, Ohio and Tennessee. These cylinders are owned by the U.S. government and are being held as a liability pending their ultimate disposal. Because the market price of uranium has increased dramatically over the past three years, it now makes economic sense to reclaim more of the U235 content remaining in these byproduct cylinders. USEC has the only domestic enrichment plant capable of processing and reclaiming the U235 content from these cylinders, so we believe USEC is ideally suited to this task. The Company has been discussing with DOE the potential for USEC to re-enrich the uranium contained in these cylinders for the benefit of USEC, its customers and the U.S. government. Any agreement for the re-enrichment of DOE’s tails will require action by the U.S. government, and the nature and the timing of any action is uncertain.

•	USEC has also submitted a pre-application for a loan guarantee under the DOE’s loan guarantee program. It is a competitive process but we believe USEC is well qualified for loan guarantees under criteria for both energy conservation and nuclear power. However, the program is still being established and additional funding will be required for any meaningful loan guarantees to be offered. USEC does not expect to hear about potential awards before late 2007 or early 2008.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Use of Non-GAAP Financial Information

The earnings release contains a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. Management believes that, because pro forma net income before American Centrifuge expenses excludes the significant expenses related to the Company’s development of the American Centrifuge uranium enrichment technology, which is not the technology the Company now uses in its uranium enrichment operations, it is more reflective of the Company’s current core operating results and provides investors with additional useful information to measure the Company’s performance, particularly with respect to performance from period to period.

While the Company believes this non-GAAP financial measure is useful in evaluating the Company, the information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

Forward Looking Statements

This document contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: the success of the demonstration and deployment of our American Centrifuge technology including our ability to meet our target cost estimate and schedule for the American Centrifuge Plant and our ability to secure required external financial support; the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; changes in existing restrictions on imports of Russian enriched uranium, including the imposition of duties on imports of enriched uranium under the Russian Contract; the elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends in the uranium and enrichment markets and their impact on our profitability and the price we pay for enriched uranium under the Russian Contract; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits and government/regulatory and environmental remediation efforts); the competitive environment for our products and services; changes in the nuclear energy industry; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and subsequent quarterly Form 10-Qs. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

Contacts

Investors: Media:	Steven Wingfield (301) 564-3354 Elizabeth Stuckle (301) 564-3399

USEC Inc.

RECONCILIATION OF NON-GAAP PRO FORMA NET INCOME BEFORE AMERICAN CENTRIFUGE EXPENSES TO GAAP NET
INCOME (Unaudited)

	Three Months Ended
Amounts in millions	March 31,
	2007	2006
Pro forma net income before American Centrifuge expenses	$61.0	$47.3
LESS: American Centrifuge expenses (a)	33.4	19.5
ADD: Provision for income taxes (based on Federal statutory tax rate of 35%) (b)	(11.7)	(6.8)

SUBTOTAL: American Centrifuge expenses, net of taxes	$21.7	$12.7
Net income, GAAP basis	$39.3	$34.6

Note (a): American Centrifuge expenses included in Advanced technology costs.
Note (b): Based on our anticipated earnings for 2007 and recent changes in state tax laws,
USEC expects the effective tax rate in 2007 to be in the range of 15 to 20 percent.

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)
(millions, except per share data)

	Three Months Ended
	March 31,
	2007	2006

Revenue:
Separative work units	$405.0	$234.0
Uranium	15.8	75.8
U.S. government contracts and other	44.2	51.5

Total revenue	465.0	361.3

Cost of sales:
Separative work units and uranium	353.2	225.7
U.S. government contracts and other	38.6	43.6

Total cost of sales	391.8	269.3

Gross profit	73.2	92.0
Special charge for organizational restructuring	—	1.5
Advanced technology costs	33.7	19.8
Selling, general and administrative	12.5	11.7

Operating income	27.0	59.0
Interest expense	3.5	4.7
Interest (income)	(9.9)	(1.8)

Income before income taxes	33.4	56.1
Provision (benefit) for income taxes	(5.9)	21.5

Net income	$39.3	$34.6

Net income per share – basic and diluted	$.45	$.40

Weighted-average number of shares outstanding:
Basic	86.8	86.3
Diluted	87.2	86.6

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	March 31,	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$238.6	$171.4
Accounts receivable – trade	175.4	215.9
Inventories	1,008.1	900.0
Deferred income taxes	26.0	24.0
Other current assets	91.0	97.8

Total Current Assets	1,539.1	1,409.1
Property, Plant and Equipment, net	192.0	189.9
Other Long-Term Assets
Deferred income taxes	187.8	156.2
Deposits for surety bonds	65.2	60.8
Pension asset	15.7	13.8
Inventories	—	24.2
Goodwill	6.8	6.8
Intangibles	0.5	0.6

Total Other Long-Term Assets	276.0	262.4

Total Assets	$2,007.1	$1,861.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term debt	$0.1	$—
Accounts payable and accrued liabilities	138.6	129.1
Payables under Russian Contract	114.7	105.3
Inventories owed to customers and suppliers	118.7	56.9
Deferred revenue and advances from customers	150.6	133.8

Total Current Liabilities	522.7	425.1
Long-Term Debt	150.0	150.0
Other Long-Term Liabilities
Depleted uranium disposition	78.4	71.5
Postretirement health and life benefit obligations	130.6	128.7
Pension benefit liabilities	21.0	20.2
Other liabilities	98.4	79.9

Total Other Long-Term Liabilities	328.4	300.3
Stockholders’ Equity	1,006.0	986.0

Total Liabilities and Stockholders’ Equity	$2,007.1	$1,861.4

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Three Months Ended
	March 31,
	2007	2006
Cash Flows from Operating Activities
Net income	$39.3	$34.6

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9.1	9.0
Deferred income taxes	(9.1)	5.4

Changes in operating assets and liabilities:
Accounts receivable – decrease	40.5	60.0
Inventories – net (increase)	(22.1)	(3.0)
Payables under Russian Contract – increase (decrease)	9.4	(33.2)
Deferred revenue, net of deferred costs – increase (decrease)	22.6	(10.5)
Accrued depleted uranium disposition	6.9	4.3
Accounts payable and other liabilities – (decrease)	(9.7)	(31.7)
Other, net	0.6	2.2

Net Cash Provided by Operating Activities	87.5	37.1

Cash Flows Used in Investing Activities
Capital expenditures	(16.1)	(7.5)
Deposits for surety bonds	(4.0)	—

Net Cash (Used in) Investing Activities	(20.1)	(7.5)

Cash Flows Used in Financing Activities
Borrowings under credit facility	1.1	99.0
Repayments under credit facility	(1.0)	(78.5)
Repayment of senior notes	—	(288.8)
Tax benefit related to stock-based compensation	0.3	0.3
Common stock issued (purchased), net	(0.6)	0.9

Net Cash (Used in) Financing Activities	(0.2)	(267.1)

Net Increase (Decrease)	67.2	(237.5)
Cash and Cash Equivalents at Beginning of Period	171.4	259.1

Cash and Cash Equivalents at End of Period	$238.6	$21.6

Supplemental Cash Flow Information:
Interest paid	$4.5	$14.8
Income taxes paid	2.9	22.9